UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2009

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-153135	26-3136483

(State or other jurisdiction of	(Commission File Number)	IRS Employer
incorporation or organization)		Identification No.

680 Fifth Avenue, 16th Floor
New York, NY 10019
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 843-1601

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

     The information in this Report set forth under Items 2.01 and 2.03 is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

     On December 3, 2009, through a wholly owned subsidiary, Bluerock Enhanced Multifamily Trust, Inc. (the “Company”) completed an investment in a joint venture along with Bluerock Special Opportunity + Income Fund, LLC (“BEMT Co-Investor”), an affiliate of the Company’s sponsor, and Hawthorne Springhouse, LLC (“Hawthorne”), an unaffiliated entity, to acquire a 432-unit garden-style multifamily community known as Springhouse at Newport News (the “Springhouse property”), located in Newport News, Virginia, from Newport-Oxford Associates Limited Partnership, an unaffiliated entity. The material features of the investment in the joint venture, the property acquisition, and the acquired property are described below. The related financings are described under Item 2.03.

Joint Venture Parties and Structure

     The Company invested $2.5 million to acquire a 50% equity interest in BR Springhouse Managing Member, LLC (the “Springhouse Managing Member JV Entity”) through a wholly owned subsidiary of its operating partnership, BEMT Springhouse, LLC (“BEMT Springhouse”). BEMT Co-Investor invested $2.5 million to acquire the remaining 50% interest in the Springhouse Managing Member JV Entity. BEMT Springhouse and BEMT Co-Investor are co-managers of the Springhouse Managing Member JV Entity. Under the terms of the operating agreement for the Springhouse Managing Member JV Entity, certain major decisions regarding the investments of the Springhouse Managing Member JV Entity require the unanimous approval of the Company (through BEMT Springhouse), and BEMT Co-Investor. To the extent that the Company and BEMT Co-Investor are not able to agree on a major decision or at any time after December 3, 2012, either party may initiate a buy-sell proceeding. Additionally, any time after December 3, 2012, either party may initiate a proceeding to force the sale of the Springhouse Managing Member JV Entity’s interest in the Springhouse JV Entity to a third party, or, in the instance of the non-initiating party’s rejection of a sale, cause the non-initiating party to purchase the initiating party’s interest in the Springhouse Managing Member JV Entity. The operating agreement contains terms, conditions, representations, warranties and indemnities that are customary and standard for joint ventures in the real estate industry.

     The Springhouse Managing Member JV Entity contributed its capital to acquire a 75% equity interest in BR Hawthorne Springhouse JV, LLC (the “Springhouse JV Entity”) and acts as the manager of the Springhouse JV Entity. Hawthorne invested $1.7 million to acquire the remaining 25% interest in the Springhouse JV Entity. The Springhouse JV Entity is the sole owner of BR Springhouse, LLC, a special-purpose entity that holds title to the Springhouse property (“BR Springhouse”). Under the terms of the operating agreement of the Springhouse JV Entity, major decisions with respect to the joint venture or the Springhouse property are made by the majority vote of an appointed management committee, which is controlled by the Springhouse Managing Member JV Entity. However, any decision with respect to the sale or refinancing of the Springhouse property requires the unanimous approval of the Springhouse Managing Member JV Entity and Hawthorne. Further, to the extent that the Springhouse Managing Member JV and Hawthorne are not able to agree on a major decision or at any time after December 3, 2012, either party may initiate a buy-sell proceeding. Additionally, any time after December 3, 2012, either party may initiate a proceeding to force the sale of the Property to a third party, or, in the instance of the non-initiating party’s rejection of a sale, cause the non-initiating party to purchase the initiating party’s interest in the Springhouse JV Entity. The operating agreement contains terms, conditions, representations, warranties and indemnities that are customary and standard for joint ventures in the real estate industry.

     As a result of the structure described above, the Company and BEMT Co-Investor each hold a 37.5% indirect equity interest in the Springhouse property, and Hawthorne holds the remaining 25% indirect equity interest. The Company, BEMT Co-Investor and Hawthorne will each receive current distributions from the operating cash flow generated by the Springhouse property in proportion to these respective percentage equity interests.

     The Company’s equity capital investment in the joint venture was funded from a $3.2 million related party loan from BEMT Co-Investor to BEMT Springhouse, the terms of which are described below under Item 2.03.

The Springhouse Property

     The aggregate purchase price for the Springhouse property was approximately $29.25 million, plus closing costs. The acquisition was funded with approximately $6.7 million of gross equity from the Springhouse JV Entity, and a $23.4 million senior mortgage loan to BR Springhouse, LLC. The terms of the senior mortgage loan are described below under Item 2.03.

     The Springhouse property is comprised of 432 units, featuring one- and two-bedroom layouts in 24, 2-story garden-style apartment buildings surrounding a centralized lake. The property contains approximately 314,572 rentable square feet and the average unit size is 728 square feet. Newport News, VA is part of the Virginia Beach-Norfolk-Newport News, VA-NC MSA. The community features include clubhouse, fitness center, swimming pool, tennis court, volleyball court, picnic area and private lake with gazebo.

     Hawthorne Residential Partners, LLC, a Hawthorne affiliate, will be responsible for providing day-to-day property management services to the property. Hawthorne Residential Partners, LLC will receive an annual management fee of 4% of gross receipts generated by the Springhouse property. From this amount, 1% of gross property collections will be re-allowed to the Springhouse Managing Member JV Entity as an oversight fee, which fee will be shared equally between Bluerock Enhanced Multifamily Advisor, LLC, the Company’s advisor, and Bluerock Property Management, LLC, an indirect wholly owned subsidiary of the Company’s sponsor. Under the property management agreement, Hawthorne Residential Partners, LLC will also be entitled to receive a construction management fee of 5% of the cost of any approved capital project exceeding $10,000 (excluding regular recurring interior capital replacements).

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE
SHEET ARRANGEMENT OF REGISTRANT

Senior Financing related to the Springhouse Property

     The acquisition was funded with $6.7 million of gross equity from the Springhouse JV Entity, and a $23.4 million senior mortgage loan made to BR Springhouse by CWCapital LLC and subsequently sold to the Federal Home Loan Mortgage Corporation (Freddie Mac) (the “Senior Loan”), which Senior Loan is secured by the Springhouse property. The Senior Loan has a 10-year term, maturing on January 1, 2020. The effective interest rate on the loan is fixed at 5.66% per annum, with interest-only payments for the first two years and fixed monthly payments of approximately $134,221 based on a 30-year amortization schedule thereafter.

     Prepayment terms of the Senior Loan depend on whether the loan is securitized on or before January 1, 2011. If the loan is securitized, then a two-year lockout period from the date of funding applies, with BR Springhouse having the right to defease after the lockout period up to the third month prior to the maturity date, after which the loan may be prepaid in full without penalty. If the Senior Loan is not securitized on or before January 1, 2011, then yield maintenance payments will be required to the extent prepaid before the sixth month prior to the maturity date; during the period from the sixth month prior to the maturity date to the third month prior to the maturity date, a prepayment premium of 1% of the loan amount will be required, and thereafter the loan may be prepaid without penalty.

     R. Ramin Kamfar and James G. Babb, III, who are executive officers and members of the board of directors of the Company, and Edward Harrington, Samantha Davenport and Shoffner Allison, who are Hawthorne affiliates, have guaranteed all recourse liabilities of BR Springhouse under the Senior Loan, including environmental indemnities.

Affiliate Loan for the Company’s Investment in the Joint Venture

     In connection with the Company’s investment in the joint venture, on December 3, 2009, BEMT Springhouse entered into a loan agreement with BEMT Co-Investor pursuant to which it borrowed $3.2 million (the “BEMT Co-Investor Loan”). The BEMT Co-Investor Loan has a six-month term, maturing June 3, 2010, and may be prepaid without penalty. It bears interest compounding monthly at a rate of 30-day LIBOR + 5.00%, subject to a minimum rate of 7.00%, annualized. Interest on the loan will be paid on a current basis from cash flow distributed to the Company from the Springhouse Managing Member JV Entity. The BEMT Co-Investor Loan is secured by a pledge of the Company’s membership interest in BEMT Springhouse and a pledge of BEMT Springhouse’s membership interest in the Springhouse Managing Member JV Entity. In accordance with the requirements of the Company’s charter, the BEMT Co-Investor Loan was reviewed and approved by a majority of the board of directors (including a majority of the independent directors) as being fair, competitive, and commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances. Furthermore, due to the unique investment opportunity presented by the Springhouse property, including the opportunity to distinguish the Company competitively from other early-stage non-traded REITs, the board of directors expressly considered and approved leverage in excess of the Company’s general charter-imposed limitations in connection with entering into the BEMT Co-Investor loan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before February 18, 2010, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

DATE: December 9, 2009	/s/ R. Ramin Kamfar Chief Executive Officer and Chairman of the Board (Principal Executive Officer)